Exhibit 99.1

Key Energy Services, Inc.	March 10, 2020
1301 McKinney Street Suite 1800 Houston, TX 77010
Contact: Marshall Dodson 713-651-4403

FOR IMMEDIATE RELEASE

 Key Energy Services Reports Fourth Quarter and Full Year 2019 Earnings

HOUSTON, TX, March 10, 2020 - Key Energy Services, Inc. (“Key” or the “Company”) reported fourth quarter 2019 consolidated revenues of $85.1 million and a net loss of $30.2 million, or $(73.62) per share as compared to consolidated revenues of $106.5 million and a net loss of $25.5 million, or $(62.32) per share for the third quarter of 2019. The results for the fourth quarter of 2019 include a gain of $2.8 million, or $6.92 per share, associated with reversal of certain equity awards, gains on sale of assets of $2.1 million, or $5.09 per share, professional fees related to debt restructuring of $4.0 million, or $9.86 per share, and severance costs of $4.6 million, or $11.22 per share. Excluding these items, the Company reported a net loss of $26.5 million, or $(64.55) per share for the fourth quarter of 2019. The results for the fourth quarter of 2019 also include a charge of $5.0 million, or $12.30 per share, associated with ongoing litigation. The results for the third quarter of 2019 include expenses of $1.2 million, or $3.00 per share, associated with certain equity awards and gains on sale of assets of $2.3 million, or $5.69 per share. Excluding these items, the Company reported a net loss of $26.6 million, or $(65.01) per share for the third quarter of 2019.
Consolidated revenues for the full year of 2019 decreased $107.8 million, or 20.7%, to $413.9 million from full year 2018 revenues of $521.7 million. The Company’s net loss increased by $8.6 million to $97.4 million for the full year of 2019 from $88.8 million for the full year of 2018, with diluted loss per share increasing by $19.52 per share to $(238.77) per share for the year ended December 31, 2019 as compared to $(219.25) per share for the full year of 2018. Full year 2019 results include expenses of $0.5 million, or $1.16 per share, associated with certain equity awards, gains on sale of assets of $5.9 million, or $14.39 per share, professional fees related to debt restructuring of $4.0 million, or $9.90 per share, and severance costs of $4.6 million, or $11.28 per share. The results for the full year of 2019 also include charges of $5.2 million, or $12.79 per share, associated with litigation. Adjusted EBITDA for the full year of 2019 was negative $4.2 million compared to EBITDA of $22.0 million in 2018.
Overview and Outlook
Key’s Interim Chief Executive Officer, Marshall Dodson, stated, “Our revenues and activity in the fourth quarter were impacted by our internal realignment as well as the seasonal impacts of the fourth quarter. Excluding locations that were closed as part of

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our realignment efforts, our revenues fell 9.4% in the fourth quarter from the third quarter. The operational realignment we executed on in the fourth quarter did benefit our margins, allowing for a reduction of G&A of $2.3 million in the fourth quarter, or $14.0 million annually compared to our third quarter run rate, and improving margins in our Rigs, Fluid Management Services and Coiled Tubing segments.”
Dodson continued, “We are pleased to have the restructuring of our balance sheet completed and we will exit the first quarter with substantially reduced leverage and a capital structure that we believe will allow Key greater flexibility in pursuing our strategic objectives. I would like to thank our employees and all the stakeholders of Key for their support during the period of uncertainty that the restructuring created.”
Restructuring and Liquidity
As previously announced, on March 6, 2020 the Company completed the transactions under the January 24, 2020 Restructuring Support Agreement (“the Restructuring”). Prior to the closing of the Restructuring, the Company implemented a 50-1 reverse stock split, which is reflected in the per share amounts contained in this release. Upon the completion of these transaction, the Company’s Term Loan debt was reduced from $243.1 million to $51.2 million and the Company had unrestricted cash of $31.6 million. Additionally, availability under the Company’s ABL Facility was $13.6 million for total liquidity of $45.2 million on March 6, 2020. In connection with the Restructuring, the Company also amended its ABL Facility, reducing its capacity to $70 million. The ABL Facility is currently undrawn. Total debt, net of cash on hand upon completion of the transaction on March 6, 2020, was $19.6 million. As of December 31, 2019, Key had unrestricted cash of $14.4 million. This compares to total liquidity at September 30, 2019 of $38.5 million, consisting of $22.6 million in unrestricted cash and $15.9 million of borrowing capacity at that time under the ABL Facility. Capital expenditures for the fourth quarter of 2019 were $1.8 million with $6.2 million in asset sale proceeds for the same period. Capital expenditures for the year ended December 31, 2019 were $18.3 million, with $14.6 million in asset sale proceeds for the same period.

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Financial Overview
The following tables sets forth summary data for the fourth quarter and twelve months of 2019 and prior comparable periods (in millions except per share amounts, unaudited):

	Three Months Ended
	December 31, 2019	September 30, 2019	December 31, 2018
	(unaudited)	(unaudited)
	(in millions, except per share amounts)
Revenues	$85.1	$106.5	$117.3
Net loss	(30.2)	(25.5)	(23.1)
Diluted loss per share	(73.62)	(62.32)	(56.84)
Adjusted EBITDA	(3.0)	(3.7)	3.9

	Twelve Months Ended
	December 31, 2019	December 31, 2018
	(unaudited)
	(in millions, except per share amounts)
Revenues	$413.9	$521.7
Net loss	(97.4)	(88.8)
Diluted loss per share	(238.77)	(219.25)
Adjusted EBITDA	(4.2)	22.0
Fourth Quarter Segment Results
Fourth quarter 2019 Rig Services revenues were $53.2 million as compared to third quarter 2019 revenues of $64.5 million, with fourth quarter 2019 rig hours of approximately 115,000 hours. Approximately $6.4 million and 11,800 hours of the quarter on quarter revenue and rig hour decline, respectively, was due to the operational realignment effected in the fourth quarter. Completion hours fell 27% to comprise 13% of our fourth quarter rig activity as compared to 14% in the third quarter. The segment generated operating income of $2.8 million (5.2% of revenues) and Adjusted EBITDA of $8.5 million (16.0% of revenue) in the fourth quarter of 2019 as compared to operating income of $2.8 million (4.3% of revenue) and Adjusted EBITDA of $8.4 million (13.0% of revenue) in the third quarter of 2019. Cost structure reductions and improved pricing during the fourth quarter benefited margins and partially offset the decline in income due to the lower activity. Margins also benefited by approximately 200 bps by a deferral of some repair and maintenance from the seasonally slow fourth quarter into the first quarter.

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Fourth quarter 2019 Fluid Management Services revenues were $15.2 million as compared to the third quarter 2019 revenues of $18.2 million. Truck hours fell 28,400 hours from the third quarter of 2019 to 116,900 hours in the fourth quarter of 2019. Approximately $1.7 million and 20,300 hours of the quarter on quarter revenue and truck hour decline, respectively, was due to the operational realignment effected in the fourth quarter. The segment generated an operating income of $0.5 million and Adjusted EBITDA of $2.2 million (14.5% of revenue) in the fourth quarter of 2019 as compared to an operating loss of $0.4 million and Adjusted EBITDA of $1.4 million (7.7% of revenue) in the third quarter of 2019. The quarter on quarter improvement was due largely to the Company’s cessation of trucking operations in certain markets and relocation of assets into markets with better economics. The Fluid Management Services segment also benefited by the deferral of certain repair and maintenance activities from the seasonally slow fourth quarter into the first quarter of 2020.
Fourth quarter 2019 Fishing & Rental Services revenues were $11.0 million as compared to third quarter 2019 revenues of $14.1 million. The segment generated an operating loss of $2.8 million and Adjusted EBITDA of $1.4 million (12.7% of revenue) in the fourth quarter of 2019 as compared to operating loss of $1.7 million and Adjusted EBITDA of $1.6 million (11.1 % of revenue) in the third quarter of 2019. The operating loss in the fourth quarter of 2019 increased as compared to the third quarter of 2019 due to losses on asset sales, while Adjusted EBITDA benefited in the fourth quarter of 2019 as compared to the third quarter of 2019 from better labor efficiency and lower repair and maintenance costs.
Fourth quarter 2019 Coiled Tubing Services revenues were $5.8 million as compared to third quarter 2019 revenues of $9.7 million. Utilization of large diameter coiled tubing units declined 1.6 average units to an average of 0.9 units during the fourth quarter of 2019 as clients finished their completion schedules ahead of year-end. Revenues also declined $3.3 million from the third quarter of 2019 due to the company’s exit from certain markets. The segment generated an operating income of $1.3 million and Adjusted EBITDA of $0.8 million (13.1% of revenue) in the fourth quarter of 2019 as compared to operating loss of $1.5 million and negative Adjusted EBITDA of $0.3 million (3.2% of revenue) in the third quarter of 2019. Operating income improved quarter on quarter due to labor efficiency improvements resulting from the Company’s exit of certain markets.

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General and Administrative Expenses
General and Administrative (G&A) expenses were $25.3 million for the fourth quarter of 2019 compared to $21.4 million in the prior quarter. Fourth quarter 2019 G&A expenses included a $2.7 million gain due to the forfeiture of certain equity awards, $3.5 million in severance costs, $4.0 million in fees and expenses associated with the Company’s restructuring and a charge of $5.0 million associated with ongoing litigation. Excluding these items, G&A expense was $15.5 million in the fourth quarter of 2019. Third quarter 2019 G&A expense of $21.4 million includes $1.2 million of stock-based compensation expense.
Conference Call Information
As previously announced, Key management will host a conference call to discuss its fourth quarter and full year 2019 financial results on Wednesday, March 11, 2020 at 10:00 a.m. CST. Callers from the U.S. and Canada should dial 888-794-4637 to access the call. International callers should dial 352-204-8973. All callers should ask for the “Key Energy Services Conference Call” or provide the access code 9874648. The conference call will also be available live via the internet. To access the webcast, go to www.keyenergy.com and select “Investor Relations.”
A telephonic replay of the conference call will be available on Wednesday, March 11, 2020, beginning approximately two hours after the completion of the conference call and will remain available for two weeks. To access the replay, call 855-859-2056 or 800-585-8367. The access code for the replay is 9874648. The replay will also be accessible at www.keyenergy.com under “Investor Relations” for a period of at least 90 days.

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Consolidated Statements of Operations (in thousands, except per share amounts, unaudited):

	Three Months Ended			Twelve Months Ended
	December 31, 2019	September 30, 2019	December 31, 2018	December 31, 2019	December 31, 2018
REVENUES	$85,115	$106,523	$117,253	$413,854	$521,695
COSTS AND EXPENSES:
Direct operating expenses	66,748	87,956	92,335	333,462	406,396
Depreciation and amortization expense	13,827	14,584	19,758	56,969	82,639
General and administrative expenses	25,295	21,375	20,273	91,309	91,626
Operating loss	(20,755)	(17,392)	(15,113)	(67,886)	(58,966)
Interest expense, net of amounts capitalized	9,359	8,411	8,738	35,523	34,163
Other income, net	(284)	(351)	(382)	(2,016)	(2,354)
Loss before tax income taxes	(29,830)	(25,452)	(23,469)	(101,393)	(90,775)
Income tax (expense) benefit	(355)	(37)	391	3,975	1,979
NET LOSS	$(30,185)	$(25,489)	$(23,078)	$(97,418)	$(88,796)
Loss per share:
Basic and diluted	$(73.62)	$(62.32)	$(56.84)	$(238.77)	$(219.25)
Weighted average shares outstanding:
Basic and diluted	410	409	406	408	405

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Segment Revenue and Operating Income (in thousands, except for percentages, unaudited):

	Three Months Ended			Twelve Months Ended
	December 31, 2019	September 30, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Revenues
Rig Services	$53,157	$64,465	$69,056	$250,532	$296,969
Fishing & Rental Services	10,977	14,135	16,890	54,511	64,691
Coiled Tubing Services	5,830	9,714	10,500	37,964	71,013
Fluid Management Services	15,151	18,209	20,807	70,847	89,022
Consolidated Total	$85,115	$106,523	$117,253	$413,854	$521,695

Operating Income (Loss)
Rig Services	$2,772	$2,752	$4,078	$15,862	$19,552
Fishing & Rental Services	(2,821)	(1,717)	(1,170)	(7,483)	(8,653)
Coiled Tubing Services	1,291	(1,545)	(2,302)	(3,841)	5,196
Fluid Management Services	528	(423)	(1,348)	413	(8,850)
Functional Support	(22,525)	(16,459)	(14,371)	(72,837)	(66,211)
Consolidated Total	$(20,755)	$(17,392)	$(15,113)	$(67,886)	$(58,966)

Operating Income (Loss) % of Revenues
Rig Services	5.2%	4.3%	5.9%	6.3%	6.6%
Fishing & Rental Services	(25.7)%	(12.1)%	(6.9)%	(13.7)%	(13.4)%
Coiled Tubing Services	22.1%	(15.9)%	(21.9)%	(10.1)%	7.3%
Fluid Management Services	3.5%	(2.3)%	(6.5)%	0.6%	(9.9)%
Consolidated Total	(24.4)%	(16.3)%	(12.9)%	(16.4)%	(11.3)%

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Following is a reconciliation of net loss as presented in accordance with United States generally accepted accounting principles (GAAP) to EBITDA and Adjusted EBITDA as required under Regulation G of the Securities Exchange Act of 1934.
Reconciliations of EBITDA and Adjusted EBITDA to net loss (in thousands, except for percentages, unaudited):

	Three Months Ended			Twelve Months Ended
	December 31, 2019	September 30, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Net loss	$(30,185)	$(25,489)	$(23,078)	$(97,418)	$(88,796)
Income tax benefit	355	37	(391)	(3,975)	(1,979)
Interest expense, net of amounts capitalized	9,359	8,411	8,738	35,523	34,163
Interest income	(84)	(122)	(241)	(724)	(820)
Depreciation and amortization	13,827	14,584	19,758	56,969	82,639
EBITDA	$(6,728)	$(2,579)	$4,786	$(9,625)	$25,207
% of revenues	(7.9)%	(2.4)%	4.1%	(2.3)%	4.8%

Stock-based compensation	(2,836)	1,225	1,286	472	5,245
Gain on sales of assets	(2,086)	(2,326)	(2,216)	(5,870)	(9,618)
Debt restructuring expenses	4,040	—	—	4,040	—
Severance costs	4,601	—	—	4,601	—
One-time fee associated with a one-time tax refund	—	—	—	2,221	—
Executive changes	—	—	—	—	1,208
Adjusted EBITDA	$(3,009)	$(3,680)	$3,856	$(4,161)	$22,042
% of revenues	(3.5)%	(3.5)%	3.3%	(1.0)%	4.2%

Revenues	$85,115	$106,523	$117,253	$413,854	$521,695

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	Three Months Ended December 31, 2019
	Rig Services	Fishing and Rental Services	Coiled Tubing Services	Fluid Management Services	Functional Support	Total
Net income (loss)	$2,747	$(2,826)	$1,279	$523	$(31,908)	$(30,185)
Income tax benefit	—	—	—	—	355	355
Interest expense, net of amounts capitalized	36	7	12	12	9,292	9,359
Interest income	—	—	—	—	(84)	(84)
Depreciation and amortization	5,618	3,719	1,353	1,939	1,198	13,827
EBITDA	$8,401	$900	$2,644	$2,474	$(21,147)	$(6,728)
% of revenues	15.8%	8.2%	45.4%	16.3%	—%	(7.9)%

Stock-based compensation	(369)	(150)	(296)	7	(2,028)	(2,836)
(Gain) loss on sales of assets	(370)	527	(1,954)	(481)	192	(2,086)
Debt restructuring expenses	40	8	8	13	3,971	4,040
Severance costs	794	107	364	185	3,151	4,601
Adjusted EBITDA	$8,496	$1,392	$766	$2,198	$(15,861)	$(3,009)
% of revenues	16.0%	12.7%	13.1%	14.5%	—%	(3.5)%

Revenues	$53,157	$10,977	$5,830	$15,151	$—	$85,115

	Three Months Ended September 30, 2019
	Rig Services	Fishing and Rental Services	Coiled Tubing Services	Fluid Management Services	Functional Support	Total
Net income (loss)	$2,734	$(1,724)	$(1,558)	$(424)	$(24,517)	$(25,489)
Income tax benefit	—	—	—	—	37	37
Interest expense, net of amounts capitalized	33	7	13	12	8,346	8,411
Interest income	—	—	—	—	(122)	(122)
Depreciation and amortization	6,289	4,139	1,397	2,294	465	14,584
EBITDA	$9,056	$2,422	$(148)	$1,882	$(15,791)	$(2,579)
% of revenues	14.0%	17.1%	(1.5)%	10.3%	—%	(2.4)%

Stock-based compensation	86	31	42	7	1,059	1,225
Gain on sales of assets	(760)	(880)	(202)	(484)	—	(2,326)
Adjusted EBITDA	$8,382	$1,573	$(308)	$1,405	$(14,732)	$(3,680)
% of revenues	13.0%	11.1%	(3.2)%	7.7%	—%	(3.5)%

Revenues	$64,465	$14,135	$9,714	$18,209	$—	$106,523

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	Twelve Months Ended December 31, 2019
	Rig Services	Fishing and Rental Services	Coiled Tubing Services	Fluid Management Services	Functional Support	Total
Net income (loss)	$15,817	$(7,497)	$(3,893)	$390	$(102,235)	$(97,418)
Income tax benefit	—	—	—	—	(3,975)	(3,975)
Interest expense, net of amounts capitalized	105	27	55	45	35,291	35,523
Interest income	—	—	—	—	(724)	(724)
Depreciation and amortization	24,037	16,212	5,276	8,856	2,588	56,969
EBITDA	$39,959	$8,742	$1,438	$9,291	$(69,055)	$(9,625)
% of revenues	15.9%	16.0%	3.8%	13.1%	—%	(2.3)%

Stock-based compensation	(128)	(86)	(176)	25	837	472
(Gain) loss on sales of assets	(626)	(1,016)	(2,287)	(2,133)	192	(5,870)
Debt restructuring expenses	40	8	8	13	3,971	4,040
Severance costs	794	107	364	185	3,151	4,601
One-time fee associated with a one-time tax refund	—	—	—	—	2,221	2,221
Adjusted EBITDA	$40,039	$7,755	$(653)	$7,381	$(58,683)	$(4,161)
% of revenues	16.0%	14.2%	(1.7)%	10.4%	—%	(1.0)%

Revenues	$250,532	$54,511	$37,964	$70,847	$—	$413,854

“EBITDA” is defined as income or loss attributable to Key before interest, taxes, depreciation, and amortization.

“Adjusted EBITDA” is EBITDA as further adjusted for certain non-recurring or extraordinary items such as impairment expense, severance expense, loss on debt extinguishment, gains or losses on asset sales, asset retirements and impairments, and certain non-recurring transaction or other costs.
EBITDA and Adjusted EBITDA are non-GAAP measures that are used as supplemental financial measures by the Company’s management and directors and by external users of the Company’s financial statements, such as investors, to assess:

•	The financial performance of the Company’s assets without regard to financing methods, capital structure or historical cost basis;

•	The ability of the Company’s assets to generate cash sufficient to pay interest on its indebtedness;

•	The Company’s operating performance and return on invested capital as compared to those of other companies in the well services industry, without regard to financing methods and capital structure; and

•	The Company’s operating trends underlying the items that tend to be of a non-recurring nature.
EBITDA, Adjusted EBITDA and normalized operating income have limitations as analytical tools and should not be considered an alternative to net income, operating income, cash flow from operating activities, or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA, Adjusted EBITDA and normalized operating income exclude some, but

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not all, items that affect net income and operating income and these measures may vary among other companies. Limitations in using normalized operating loss as an analytical tool include that normalized operating loss excludes certain cash costs and losses actually incurred by the Company. Limitations to using EBITDA and Adjusted EBITDA as an analytical tool include:

•	EBITDA and Adjusted EBITDA do not reflect Key’s current or future requirements for capital expenditures or capital commitments;

•	EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements necessary to service, interest or principal payments on Key’s debt;

•	EBITDA and Adjusted EBITDA do not reflect income taxes;

•
Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements;

•	Other companies in Key’s industry may calculate EBITDA and Adjusted EBITDA differently than Key does, limiting their usefulness as a comparative measure; and

•
EBITDA and Adjusted EBITDA are a different calculation from earnings before interest, taxes, depreciation and amortization as defined for purposes of the financial covenants in the Company’s senior secured credit facility, and therefore should not be relied upon for assessing compliance with covenants.

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Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical in nature or that relate to future events and conditions are, or may be deemed to be, forward-looking statements, including statements relating to review of Key’s capital structure. These forward-looking statements are based on Key’s current expectations, estimates and projections and its management’s beliefs and assumptions concerning future events and financial trends affecting its financial condition and results of operations. In some cases, you can identify these statements by terminology such as “may,” “will,” “should,” “predicts,” “expects,” “believes,” “anticipates,” “projects,” “potential” or “continue” or the negative of such terms and other comparable terminology. These statements are only predictions and are subject to substantial risks and uncertainties and are not guarantees of performance. Future actions, events and conditions and future results of operations may differ materially from those expressed in these statements. In evaluating those statements, you should carefully consider the information above as well as the risks outlined in “Item 1A. Risk Factors,” in Key’s Annual Report on Form 10-K for the year ended December 31, 2018 and in other reports Key files with the Securities and Exchange Commission.

Key undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release except as required by law. All of Key’s written and oral forward-looking statements are expressly qualified by these cautionary statements and any other cautionary statements that may accompany such forward-looking statements.

Important factors that may affect Key’s expectations, estimates or projections include, but are not limited to, the following: Key’s ability to satisfy its cash and liquidity needs, including its ability to generate sufficient liquidity or cash flow from operations or to obtain adequate financing to fund its operations or otherwise meet its obligations as they come due; Key’s ability to retain employees, customers or suppliers as a result of its financial condition generally or as a result of its recent restructuring; Key’s inability to achieve the potential benefits of the restructuring; conditions in the services and oil and natural gas industries, especially oil and natural gas prices and capital expenditures by oil and natural gas companies; Key’s ability to achieve the benefits of cost-cutting initiatives, including its plan to optimize its geographic footprint, including exiting certain locations and reducing its regional and corporate overhead costs; Key’s ability to implement price increases or maintain pricing on its core services; risks that Key may not be able to reduce, and could even experience increases in, the costs of labor, fuel, equipment and supplies employed in its businesses; industry capacity; asset impairments or other charges; the low demand for Key’s services and resulting operating losses and negative cash flows; Key’s highly competitive industry as well as operating risks, which are primarily self-insured, and the possibility that its insurance may not be adequate to cover all of its losses or liabilities; significant costs and potential liabilities resulting from compliance with applicable laws, including those resulting from environmental, health and safety laws and regulations, specifically those relating to hydraulic fracturing, as well as climate change legislation or initiatives; Key’s historically high employee turnover rate and its ability to replace or add workers, including executive officers and skilled workers; Key’s ability to implement technological developments and enhancements; severe weather impacts on Key’s business, including hurricane activity; Key’s ability to successfully identify, make and integrate acquisitions and its ability to finance future growth of its operations or future acquisitions; Key’s ability to achieve the benefits expected from disposition transactions; the loss of one or more of Key’s larger customers; the amount of Key’s debt and the limitations imposed by the covenants in the agreements governing its debt, including its ability to comply with covenants under its current debt agreements; an increase in Key’s debt service obligations due to variable rate indebtedness; Key’s inability to achieve its financial, capital expenditure and operational projections, including quarterly and annual projections of revenue and/or operating income and its inaccurate assessment of future activity levels, customer demand, and pricing stability which may not materialize (whether for Key as a whole or for geographic regions and/or business segments individually); Key’s ability to respond to changing or declining market conditions, including Key’s ability to reduce the costs of labor, fuel, equipment and supplies employed and used in its businesses; the adverse impact of litigation; and other factors affecting Key’s business described in “Item 1A. Risk Factors” in its Annual Report on Form 10-K for the year ended December 31, 2018, and other reports Key files with the Securities and Exchange Commission.

About Key Energy Services
Key Energy Services is the largest onshore, rig-based well servicing contractor based on the number of rigs owned. Key provides a complete range of well intervention services and has operations in all major onshore oil and gas producing regions of the continental United States.